Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Announces German Regulatory Approval for Plenaxis®;

Schering AG Collaboration Terminated

Waltham, MA — September 28, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that it has received marketing authorization for Plenaxis® (abarelix 100 mg powder for an injectable suspension) from the German competent authority, Bundesinstitut für Arzneimittel und Medizinprodukte (BfArM).  In Germany, Plenaxis® is indicated to initiate hormonal castration in patients with advanced or metastatic, hormone-dependent prostate cancer, if androgen suppression is appropriate.

PRAECIS also announced that it received notice today from Schering AG of Germany that it was exercising its right to terminate the parties’ license, supply and distribution agreement due to PRAECIS not having received marketing authorization for Plenaxis® in Germany with a requisite label by June 30, 2005.  In connection with the termination notice, Schering AG advised PRAECIS that since the parties differed significantly in their interpretation of the label for Plenaxis® approved by the BfArM, and the consequences for the commercial potential of the product, Schering AG would not continue with the collaboration under the terms of the existing agreement.  Schering AG had requested that the parties reconsider the scope of Schering AG’s commercialization obligations in Europe, and indicated that it expected a substantial reduction in the milestone payments provided for in the existing agreement upon PRAECIS obtaining marketing authorizations in various European countries.

Kevin F. McLaughlin, President and Chief Executive Officer of PRAECIS, stated, “We are disappointed with Schering AG’s decision to terminate our collaboration, especially in light of our receipt of German registration approval which we believe fulfills the contractual requirements for the Plenaxis® label under our agreement.  We intend to explore various opportunities for this product, including a license or sale transaction that would enable commercialization of the product in Europe and other territories.”

About Plenaxis®

In Germany, Plenaxis® is indicated to initiate hormonal castration in patients with advanced or metastatic, hormone-dependent prostate cancer, if androgen suppression is appropriate.  When the duration of therapy is longer than 3 months, the response of the patient to the Plenaxis® therapy must be closely monitored, because in some patients the efficacy decreases between 3 and 12 months and has not been established beyond 12 months.  Response to Plenaxis® therapy may be monitored by clinical parameters and by periodically measuring serum testosterone and PSA levels.  Following each injection of Plenaxis®, patients should be observed for at least 30 minutes and, in the event of an immediate-onset allergic reaction, managed appropriately (e.g. leg elevation, oxygen, intravenous fluids, antihistamines, corticosteroids, and epinephrine, alone or in combination).

About Prostate Cancer

Prostate cancer is one of the most common cancers in men.  While effective treatments for prostate cancer include either surgical removal of the prostate gland or radiation treatments, a substantial proportion of patients will require treatment with hormonal therapy.  Prostate cancer can grow under the influence of the male hormone, testosterone.  Hormonal therapy is utilized in the treatment of prostate cancer to reduce the levels of testosterone.  Plenaxis® is the first available GnRH antagonist that immediately reduces testosterone levels and represents a novel class of hormonal therapy.  Currently available treatments, known as LHRH agonists, cause an immediate increase in testosterone levels which can worsen the cancer.  Plenaxis® was developed to avoid these consequences and clinical studies demonstrated the complete absence of these testosterone increases following Plenaxis® treatment.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor in clinical development for non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, Direct Select™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS has received approval to market Plenaxis® in Germany.

This news release contains forward-looking statements, including statements regarding the Company’s intention to explore various opportunities for the commercialization of Plenaxis® in Europe and other territories.  These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance.  These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those anticipated or projected, including, but not limited to, the timing and content of decisions made by European and non-European regulatory authorities regarding Plenaxis® under the Mutual Recognition Procedure and otherwise, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by regulatory authorities, the interest of, and financial and other terms required by, other parties with respect to a possible transaction with the Company for the commercialization of Plenaxis® in Europe and other territories, the Company’s ability to manage operating expenses, unexpected expenditures, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to various risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.